Exhibit (h)(23)

FORM OF AMENDMENT

to
Transfer Agency and Service Agreement
between
Boston Financial Data Services, Inc. (the “Transfer Agent”)
and
TIAA-CREF Funds on behalf of each of its Portfolios listed on Schedule A to the Agreement (the “Funds”)

This Amendment is entered into June 25, 2014 and shall be effective as of April 1, 2014. In accordance with Section 17.1 (Amendment) of the Agreement between the Funds and the Transfer Agent as of September 1, 2009 (the “Agreement”) the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.   Section 13.1 (Termination of Agreement). Section 13.1 of the Agreement is hereby amended as follows:

(i)	The third sentence of Section 13.1 is removed and replaced with the following:

“In the event that the Fund terminates this Agreement prior to the end of the Initial Term (August 31, 2014) then the Fund will, other than as provided below, pay to the Transfer Agent an amount equal to the average monthly fee paid by the Fund to the Transfer Agent under the Agreement multiplied by the number of years or partial years remaining in the Initial Term at the time of termination.”

(ii)	The fourth sentence of Section 13.1 is removed in its entirety.

2.   Schedule 3.1 (Fees and Expenses) Schedule 3.1 to the Agreement dated September 1, 2009 (the “2009 Fee Schedule”) is hereby superseded and replaced with Schedule 3.1 dated April 1, 2014 attached hereto (the “2014 Fee Schedule”).

3.   Further Amendment to Extend the Agreement. The Fund agrees to work in good faith to receive Fund Board approval in July of 2014 to extend the term of the Agreement for five (5) years to August 31, 2019. Should the Fund not receive Fund Board approval to extend the Agreement to August 31, 2019 prior to August 31, 2014, the Fund agrees that (i) the Fund shall reimburse the Transfer Agent the difference between the fees as calculated under the 2009 Fee Schedule and the fees as calculated under the 2014 Fee Schedule for services provided by the Transfer Agent to the Fund from the period April 1, 2014 through August 31, 2014; and (ii) beginning on September 1, 2014, the fees applicable to the Transfer Agent’s services for the Fund under the Agreement shall revert back to the fees set forth on the 2009 Fee Schedule.

4.   Recitals Incorporated; Definitions. The foregoing recitals are true and correct and by this reference are incorporated herein. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

5.   Schedules Incorporated. Any and all schedules referenced in this Amendment are incorporated herein.

6.   Continuing Provisions of the Agreement. Except as otherwise specifically set forth in this Amendment, all other terms of the Agreement shall remain unchanged and continue in full force and effect.

7.   Counterparts Signatures. This Amendment may be executed in any number of counterpart signatures with the same effect as if the parties had all signed the same document. All counterpart signatures shall be construed together and shall constitute one agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

BOSTON FINANCIAL DATA SERVICES, INC.	TIAA-CREF FUNDS ON BEHALF OF ITS PORTFOLIOS SET FORTH ON SCHEDULE A TO THE AGREEMENT

By:	By:

Name:	Name:

Title:	Title: